Exhibit 10.20

108 NORTH FRANKLIN STREET

108 North Franklin Street

Port Washington, Wisconsin

RETAIL SPACE LEASE

by and between

LDC-728 MILWAUKEE, LLC,

Landlord

and

DULUTH HOLDINGS, INC.

Tenant

First Floor

Date: January 23, 2012

RETAIL SPACE LEASE

1. BASIC LEASE PROVISIONS

1.01 Landlord and Address:

LDC-728 Milwaukee, LLC

c/o Lighthouse Development Company

2140 North Prospect Avenue

Milwaukee, Wisconsin 53202

1.02 Tenant and Current Address:

Duluth Holdings, Inc.

170 Countryside Drive

P.O. Box 409

Belleville, Wisconsin 53508

1.03 Building: An approximately 19,500 square foot, two-story office and retail building located at 108 North Franklin Street, Port Washington, Wisconsin (together with the land on which it is situated and all appurtenances thereto). The stated square footage does not include the basement of the Building.

1.04 Premises: Approximately 9,984 square feet on the first floor of the Building, as shown on the floor plan attached hereto as Exhibit A and 2,500 square feet of the basement of the Building.

1.05 Term: Ninety-one (91) months.

1.06 Commencement Date: January 23, 2012.

1.07 Expiration Date: The last day of the ninety-first (91st) full calendar month following the Commencement Date.

1.08 Monthly Base Rent: Monthly Base Rent shall be payable in the following amounts during the periods indicated:

Period	Monthly Base Rent	Annual Base Rent
Months 1-8	$0.00	—
Months 9-12	$10,608.00	—
Months 13-24	$10,608.00	$127,296.00
Months 25-36	$10,608.00	$127,296.00
Months 37-48	$10,820.16	$129,841.92
Months 49-60	$11,036.56	$132,438.72
Months 61-72	$11,257.29	$135,087.48
Months 73-84	$11,482.44	$137,789.28
Months 85-91	$11,718.09	$140,545.08

Tenant shall pay no Rent during the first eight (8) months of the Term, from January 1, 2012, through August 31, 2012 (the “Rent Abatement Period”). Rent shall commence on September 1, 2012. The total amount of Monthly Base Rent abated during the Rent Abatement Period shall equal $84,864.00 (the “Monthly Abated Base Rent”). If there is a Default by Tenant during the Rent Abatement Period, and Landlord elects to terminate this Lease or Tenant’s right to possession of the Premises due to that Default, then (i) the portion of the Monthly Abated Base Rent that would have otherwise been due to Landlord from the date of the Default through August 31, 2012, plus Additional Rent (as defined below) that would have been due from Tenant from the date of the Default through August 31, 2012, shall immediately become due and payable to Landlord; and (ii) Tenant shall not be entitled to any further abatement of Rent pursuant to this paragraph. The payment by Tenant of Rent in the event of a Default shall not limit or affect any of Landlord’s other rights or remedies, in the event of a default by Tenant, pursuant to this Lease or at law or in equity.

1.09 Rentable Area of Premises: Approximately 9,984 rentable square feet. Landlord and Tenant acknowledge and agree that although the Premises includes both the 9,984 square feet of retail space on the first floor of the Building and approximately 2,500 square feet of space in the basement of the Building (the “Basement Space”), for the purposes of all measurements under this Lease, the Premises will be deemed to be approximately 9,984 square feet.

1.10 Tenant’s Share: 50%

1.11 Security Deposit: $0

1.12 Leasing Broker and Address: RE/MAX United

The Tom Didier Team

110 E. Grand Avenue

Port Washington, Wisconsin 53074

The words identified in this Section 1 shall have the meanings ascribed to them in this Section 1 for all purposes of this Lease.

2. DEMISE

2.01 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises located in the Building for the Term and upon the terms, covenants and conditions set forth in this Lease. This Lease shall be in full force and effect from the date it is signed and delivered by Landlord and Tenant.

2.02 Basement Space.

(a) Prior to the Commencement Date, Landlord shall, as part of Landlord’s Work (as defined below) clean up the basement of the Building and the Basement Space.

(b) As part of Tenant’s Work (as defined below), Tenant shall demise and separate the Basement Space from the rest of the basement, so that the Basement Space is secured and locked and available for Tenant’s exclusive use.

2.03 License. Landlord hereby grants Tenant a non-exclusive license, for the entire Term of this Lease to use those parts of the Building necessary to move persons, merchandise and other personal property between the Premises on the first floor of the Building and that part of the Premises comprised of the Basement Space; provided, however, Tenant shall not have the right to use any portion of the Building which is leased to other tenants as of the date of this Lease.

3. TERM

The Term of this Lease shall commence on the Commencement Date and expire on the Expiration Date unless sooner terminated or renewed as provided in this Lease.

4. RENT AND ADDITIONAL RENT

4.01 Additional Rent. All sums payable by Tenant under this Lease other than Monthly Base Rent shall be deemed “Additional Rent.” The term “Rent” shall mean Monthly Base Rent and Additional Rent. Tenant shall commence paying Additional Rent on April 1, 2012. Landlord shall estimate in advance and charge to Tenant, Tenant’s Share of the following costs, to be paid with the Monthly Base Rent, in installments, on a monthly basis throughout the Term: (i) all Real Property Taxes (as defined herein), (ii) all insurance premiums due with respect to the Building and the Parking Lot (as defined below) and (iii) all CAM Expenses (as defined herein). Collectively, the aforementioned Real Property Taxes, insurance and CAM Expenses shall be referred to as the “Total Operating Costs”. Landlord’s estimate of Tenant’s Share of Total Operating Costs shall be paid by Tenant in equal monthly installments with Tenant’s payment of Monthly Base Rent. Landlord may adjust its estimates of Total Operating Costs at any time based upon Landlord’s experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next Rent payment date after notice to Tenant. Within one hundred twenty (120) days after the end of each calendar year during the Term, Landlord shall deliver to Tenant a statement prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the Total Operating Costs paid or incurred by Landlord during the preceding calendar year and Tenant’s Share of such Total Operating Costs (the “Annual Statement”). Within thirty (30) days after Tenant’s receipt of the Annual

Statement, there shall be an adjustment between Landlord and Tenant. If the actual amount of Tenant’s Share of the Total Operating Costs for that calendar year exceed the monthly installment payments made by Tenant during that year, then Tenant shall pay the difference to Landlord within thirty (30) days of receipt of the Annual Statement. If the actual amount of Tenant’s Share of the Total Operating Costs for that calendar year is less than the monthly installment payments made by Tenant during that year, then Landlord shall credit the difference to the monthly installment(s) next due from Tenant or if the Term has ended, pay the difference to Tenant within thirty (30) days after Landlord’s delay of the Annual Statement. Tenant’s share of Total Operating Costs for partial years shall be pro-rated.

4.02 Payment of Rent. Tenant shall pay to Landlord, or such other person or entity or at such other place as Landlord may from time to time direct in writing, all amounts due Landlord from Tenant hereunder, including, without limitation, Monthly Base Rent and Additional Rent. Except as specifically provided in this Lease, Rent shall be paid without abatement, deduction or setoff of any kind, it being the intention of the parties that, to the full extent permitted by law, Tenant’s covenant to pay Rent shall be independent of all other covenants contained in this Lease, including Tenant’s continued occupancy of the Premises. Tenant’s obligation hereunder to pay Rent accruing during the Term (whether or not the amount thereof is determined or determinable as of the date of termination or expiration of this Lease) shall survive the termination of this Lease.

4.03 Payment of Rent. Rent shall be payable, in advance, on the first day of each calendar month during the Term. If the Term commences on a day other than the first day of a calendar month, then Rent for such month will be prorated on a per diem basis based on the actual number of days in that month.

4.04 Real Property Taxes. Tenant shall pay Tenant’s Share of Real Property Taxes (as defined herein) on the Building payable during the special assessments Term. Tenant shall make such payments in accordance with this Section 4.

4.05 Definition of “Real Property Tax”. “Real Property Tax” shall mean taxes, assessments (special, betterment, or otherwise), levies, fees, rent taxes, excises, impositions, charges, BID fees, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon or assessed against the Building. Real Property Tax shall include Landlord’s reasonable costs and expenses of contesting any Real Property Tax. If at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Building or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy, or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then all of such taxes, assessments, levies, or charges, to the extent so measured or based, shall be deemed to be a Real Property Tax. Notwithstanding any provision in this Section 4.05 to the contrary, if any Real Property Tax (including without limitation special assessments levied on the Building) is payable over time in installments, then only the installments due for a specific calendar year shall be included in the Real Estate Tax from that calendar year.

4.06 Personal Property Taxes. Tenant shall pay directly all taxes charged against trade fixtures, furnishings, equipment, inventory, or any other personal property belonging to Tenant. Tenant shall use its best efforts to have personal property taxed separately from the Building. If any of Tenant’s personal property shall be taxed with the Building, Tenant shall pay Landlord the taxes for such personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

4.07 Common Area Maintenance Expenses. Common area maintenance expenses (“CAM Expenses”) are all costs and expenses associated with the operation and maintenance of the Common Areas (as defined herein) of the Building and the repair and maintenance of the heating, ventilation, air conditioning, plumbing, electrical, utility and safety systems (to the extent not performed by Tenant), including, but not limited to, the following: gardening and landscaping; snow removal; utility, water and sewage services for the common areas; maintenance of signs (other than tenants’ signs); worker’s compensation insurance; personal property taxes; reasonable rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits routine maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, maintenance of paving for the lot utilized by Tenant, (including sweeping, striping, repairing, resurfacing and repaving); general maintenance; painting; lighting; cleaning; refuse removal; security and similar items; reasonable reserves for roof replacement (not to exceed 2% of all other CAM Expenses), exterior painting; and a property management fee (not to exceed 15% of CAM Expenses before the property management fee). Landlord may cause any or all of such services to be provided by third parties and the cost of such services shall be included in CAM Expenses. CAM Expenses shall not include: (a) the cost of capital repairs and replacements, provided, however, that the annual depreciation (based on the useful life of the item under generally accepted accounting principles) of any such capital repair or replacement to the Common Areas or the heating, ventilating, air-conditioning, plumbing, electrical, utility and safety systems serving the Property, shall be included in the CAM Expenses each year during the Term; and (b) the cost of capital improvements, provided, however, that the annual depreciation (based on the useful life of the item under generally accepted accounting principles) of any capital improvement undertaken to reduce CAM Expenses or made in order to comply with legal requirements shall be included in CAM Expenses each year during the Term. As used in this Lease, “Common Areas” shall mean all areas within the Building which are available for the common use of tenants of the Building and which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, parking areas, driveways, sidewalks, access roads, landscaping, and planted areas.

5. USE OF PREMISES

5.01 Quiet Enjoyment. Tenant shall not commit, or suffer to be committed, any annoyance, waste, nuisance, act or thing against public policy, or which may disturb the quiet enjoyment of Landlord or any other tenant or occupant of the Building. Tenant agrees not to deface or damage the Building in any manner.

5.02 Separate Entrance. The Premises shall have a separate entrance so Tenant shall not be restricted as to its business hours at the Building; provided, however, Tenant shall at all times comply with all applicable municipal regulations. Landlord shall not, at anytime during the Term, undertake or complete any work at or reconfiguration or restructuring of the Building that will in any way interfere with or change the access to the Premises as configured on the Commencement Date.

6. RULES AND REGULATIONS

6.01 Rules and Regulations. Tenant agrees to observe the reservations and rights reserved to Landlord in this Lease. Tenant shall comply, and shall cause its employees, agents, clients, customers, guests and invitees to comply, with the reasonable rules and regulations adopted by Landlord during the Term and applied generally to all tenants of the Building. Any violation by Tenant or any of its employees, agents, clients, customers, guests or invitees of any of the rules and regulations so adopted by Landlord shall be a default by Tenant under this Lease and may be restrained by court injunction; but whether or not so restrained, Tenant acknowledges and agrees that it shall be and remain liable for all damages, loss, costs and expense resulting from any violation by Tenant or such other persons of any of said rules and regulations. Landlord shall reasonably attempt to enforce all rules and regulations against all other tenants in the Building.

6.02 Use of Premises. Tenant shall use the Premises only for (a) the retail sale of quality soft goods, hard goods and food service products, (b) accessories and merchandise related thereto and (c) any and all other products and merchandise of the type and nature sold, from time to time, at the other Duluth Trading Company stores or through the Duluth Trading Company at the log or Web Site. Tenant shall operate its business under the name of Duluth Trading Company and under no other name, and for no other purpose except as stated herein. The use of the Premises shall be in full compliance with all laws, ordinances, rules and regulations of all public authorities having jurisdiction over the Premises. No auction, distress, fire, bankruptcy, or liquidation, or any similar type of sale shall be conducted on the Premises, nor shall Tenant use any advertising medium that shall be a nuisance to Landlord or other tenants such as loudspeakers, or radio broadcasts in a manner so as to be heard outside the Premises. Tenant may display and sell merchandise on the sidewalk outside the building provided Tenant’s displays do not interfere with other tenants and their guests’ use of the Building. Tenant shall be allowed to place tables on the deck provided access to the deck is not unreasonably restricted by such tables. During the Term of this Lease, Tenant agrees to take all means necessary to prevent any manner of operation or use of the Premises not in accordance with good business standards, including, without limitation, the use of the Premises for solicitation, demonstrations, itinerant vending, or any operation, use, or activity that would interfere with the performance or observance of this Lease or the rights referred to herein or the rights of other tenants in the Building. Tenant shall at all times operate its business in a reputable and first-class manner so as not to injure the reputation of Building and shall employ sufficient personnel to assure a successful operation from the Premises.

7. SERVICES PROVIDED

7.01 Utilities. Tenant acknowledges that Tenant shall be responsible for paying all separately metered or sub-metered utilities used within the Premises, including, but not limited to, natural gas, electric, water and sewer. Tenant shall directly pay to the applicable utility all costs and expenses associated with such utilities. Tenant shall also arrange for and pay for all janitorial and trash removal services for the Premises.

7.02 Data Systems. Tenant acknowledges that Tenant shall be responsible for making arrangements for and shall pay the cost of the installation, repair and maintenance of its own telephone and data systems. At no time shall Tenant permit the use of electricity consumed in the Premises to exceed the capacity of feeders to the Building or the risers or wiring installation.

8. LEASEHOLD IMPROVEMENTS; ALTERATIONS

8.01 Alterations and Tenant’s Initial Build-Out.

(a) Tenant shall not, without Landlord’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), permit any material alteration, improvement, addition or installation in or to the Premises (all of which is collectively referred to as “Tenant’s Work”). Tenant shall pay the cost of preparation of the plans for Tenant’s Work, all permit fees and the fees of said contractors and subcontractors. Before commencement of any Tenant’s Work or delivery of any materials into the Premises or the Building, Tenant shall furnish to Landlord, for Landlord’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), architectural plans and specifications certified by a licensed architect or engineer reasonably acceptable to Landlord, and such other documentation as Landlord shall reasonably request. Tenant agrees to hold Landlord, its beneficiaries and their respective agents, partners, officers, servants and employees forever harmless against all claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with any such Work. All alterations, improvements, additions and installations to or in the Premises shall become part of the Premises at the time of installations. All of Tenant’s Work and Tenant’s alterations under this Lease shall be undertaken and completed in a first class, high quality manner, by experienced contractors using high-quality materials, in accordance with standards of quality seen in similar retail buildings in the Milwaukee metropolitan market. Without limiting the foregoing, Tenant shall have the right, at Tenant’s expense, and prior to July 1, 2012, to construct and reconstruct the exterior of the Building and the exterior signage in a manner acceptable to Landlord, Tenant and to the City of Port Washington (the “City”), all in accordance with the provisions of this Section 8.01(a).

(b) From and after the Commencement Date, Tenant shall “build-out” the Tenant improvements and the Premises in the manner described on Exhibit C. Landlord hereby approves and consents to Tenant’s “build-out” plans, as described on Exhibit C.

8.02 Payment by Landlord, Letter of Credit and Non-Disturbance.

(a) Upon the completion of Tenant’s Work needed to prepare the Premises for opening, but in no event later than October 1, 2012, Landlord shall reimburse Tenant for up to $105,000 spent by Tenant for Tenant’s Work on the interior of the Premises under this Lease and up to $20,000 spent by Tenant for Tenant’s Work on the exterior of the Premises under this Lease. If Tenant has not completed Tenant’s Work on or before October 1, 2012, Landlord shall reimburse Tenant in accordance with the previous sentence on the date Tenant’s Work is completed.

(b) Simultaneously with the execution of this Lease, Landlord shall deposit $125,000 in cash with Knight-Barry Title Insurance Company, Inc. in accordance with the Escrow Agreement attached hereto as Exhibit D.

(c) Simultaneously with the execution of this Lease, Landlord shall provide Tenant with a Non-Disturbance Agreement (each a “Non-Disturbance Agreement”) from each and every party that has been granted a mortgage on the Building. The form and substance of each such Non-Disturbance Agreement shall be acceptable to Tenant in Tenant’s reasonable discretion, provided however, each Non-Disturbance Agreement shall provide (i) that so long as Tenant is not in default under the Lease beyond any applicable notice and cure period, Tenant’s use, occupancy and enjoyment of the Premises and the Building shall not be disturbed, and (ii) that the Non-Disturbance Agreement will be binding on the mortgagee and the mortgagee’s successors and assigns.

8.03 Trade Fixtures. Subject to the rules and regulations, Tenant, at any time Tenant is not in Default hereunder, may remove from the Premises its movable trade fixtures and personal property. Tenant shall repair any damage to the Premises caused by such removal, failing which Landlord may remove the same and repair the Premises and Tenant shall pay the cost thereof to Landlord on demand.

9. CONDITION OF PREMISES

9.01 Condition of Premises.

(a) Landlord represents and warrants that, to the best of Landlord’s knowledge, the Building and the Premises, including, the structural, mechanical, electrical, plumbing and HVAC systems and the roof (collectively, the “Building Systems”) are in good working condition and comply with all applicable codes and regulatory requirements including the American With Disabilities Act and State accessibility codes (together, the “ADA”). Landlord represents and warrants that, to the best of Landlord’s knowledge, neither the Building nor the Premises is in violation of any Environmental Laws (as defined in Section 27 below) or any rules or regulations promulgated under the Environmental Laws. No agreements or representations, except such as are expressly contained herein, have been made to Tenant respecting the condition of the Premises.

(b) Landlord’s Work is described on Exhibit B, attached hereto and made a part hereof.

(c) Those components of Landlord’s Work described in Sections 2.1 - 2.4 of Exhibit B are referred to herein as “Landlord’s Initial Work.”

(i) Prior to the Commencement Date, Landlord shall commence Landlord’s Initial Work. Landlord shall complete Landlord’s Initial Work by March 1, 2012. If Landlord does not complete Landlord’s Initial Work by March 15, 2012, then (in addition to all other Monthly Base Rent abatements and Monthly Base Rent credits provided for in this Lease) Tenant shall receive two (2) days abatement of Monthly Base Rent for every one (1) day between March 15, 2012, and the completion of Landlord’s Initial Work.

(ii) Notwithstanding any other provision in this Lease to the contrary, if Landlord does not complete Landlord’s Initial Work by May 15, 2012, then Tenant shall have the right, but not the obligation, to terminate this Lease by delivery of written notice of termination to Landlord, in which event this Lease shall terminate and neither party will have any further obligations hereunder.

(iii) All of Landlord’s Initial Work shall be undertaken and completed in a first class, high quality manner, by experienced contractors using high-quality materials, in accordance with standards of quality seen in similar retail buildings in the Milwaukee metropolitan market. After completion of Landlord’s Initial Work, and the completion of all “punch-list items,” Tenant shall, accept possession of the Premises, and said acceptance shall be deemed to be Tenant’s acceptance of Landlord’s Initial Work.

(d) Those components of Landlord’s Work described in Sections 2.5 and 2.6 of Exhibit B are referred to herein as “Landlord’s Subsequent Work.”

(i) Landlord shall complete Landlord’s Subsequent Work by August 1, 2012. If Landlord does not complete Landlord’s Subsequent Work by August 15, 2012, then (in addition to all other Monthly Base Rent abatements and Monthly Base Rent credits provided for in this Lease) Tenant shall receive two (2) days abatement of Monthly Base Rent for every one (1) day between August 15, 2012, and the completion of Landlord’s Subsequent Work.

(ii) Notwithstanding any other provision in this Lease to the contrary, if Landlord does not complete Landlord’s Subsequent Work by August 31, 2012, then Tenant shall have the right, but not the obligation, to terminate this Lease by delivery of written notice of termination to Landlord, in which event this Lease shall terminate and neither party will have any further obligations hereunder.

(iii) All of Landlord’s Subsequent Work shall be undertaken and completed in a first class, high quality manner, by experienced contractors using high-quality materials, in accordance with standards of quality seen in similar retail buildings in the Milwaukee metropolitan market. After completion of Landlord’s Subsequent Work, and the completion of all “punch-list items,” Tenant shall accept Landlord’s Subsequent Work.

9.02 Maintenance by Tenant. Tenant shall, at its sole cost and expense, make all repairs and replacements not made by Landlord pursuant to Section 9.03. Tenant shall, at its sole cost and expense, keep the Premises clean and safe and in as good repair and condition as when all of the work described in the Work Letter was completed (or as to subsequent Work, as and when such Work was completed) and shall promptly and adequately repair and replace, as applicable, all damage to the Premises and the Building caused by Tenant or any of its employees, agents, guests or invitees, including replacing or repairing all damaged or broken glass, fixtures and appurtenances resulting from any such damage, under the supervision and with the approval of Landlord. If Tenant does not promptly and adequately make the repairs or replacements, Landlord may, but need not, make the repairs and replacements and Tenant shall pay Landlord the cost thereof on demand.

9.03 Maintenance by Landlord. Landlord shall be obligated to maintain and make necessary repairs and replacements to the structural elements of the Building, the exterior windows of the Building, the roof of the Building, all HVAC systems servicing the Building, the public corridors and lobby of the Building, the foundation of the Building and all electrical and plumbing facilities in or servicing the Building. Without limiting the provisions of the preceding sentence, Landlord shall maintain, repair and replace the HVAC system which serves the Premises. The cost of maintaining and repairing the HVAC system which services the Premises shall be paid exclusively by Tenant and billed back to Tenant as a CAM Expense. In addition, pursuant to Section 28.07 below, Landlord shall comply with Landlord’s insurance, repair and maintenance obligations for the Parking Lot under the Parking Lot Agreement.

9.04 Signage. Landlord and Tenant shall mutually agree upon the location and design of Tenant’s signage and Tenant’s other exterior elements to the Building. Landlord’s consent to said location and design shall not be unreasonably withheld, conditioned or delayed. All signage and exterior design elements shall be subject to the approval of the City and any other applicable authority. Landlord shall, at Tenant’s expense, support all of Tenant’s applications for signage with the City. Landlord shall cooperate and support Tenant’s effort for alterations to the Building for access and delivery of items to the Premises and the location of the Tenant’s trash receptacles and “dumpster corrals.”

10. SURRENDER

10.01 Surrender. At the termination of this Lease, by lapse of time or otherwise, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises and all locks therein to Landlord and make known to Landlord the combination of all combination locks in the Premises, and shall return the Premises and all equipment and fixtures of Landlord therein to Landlord in broom clean condition and in as good condition as when Tenant originally took possession, ordinary wear and tear excepted, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the reasonable cost thereof to Landlord on demand.

10.02 Alterations. Upon termination of this Lease or of Tenant’s right to possession of the Premises, by lapse of time or otherwise, all installations, additions, partitions, hardware, light fixtures, floor coverings, non-trade fixtures and improvements, temporary or permanent, whether placed there by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant; provided, however, that if prior to any such termination or within thirty (30) days thereafter Landlord so directs by notice, Tenant, at Tenant’s sole expense, shall promptly remove such of the installations, additions, partitions, hardware, light fixtures, floor coverings, non-trade fixtures and improvements in or to the Premises by or on behalf of Tenant as are designated in such notice and repair any damage to the Premises caused by such removal, failing which Landlord may remove the same and repair the Premises, and Tenant shall pay the reasonable cost thereof to Landlord on demand.

10.03 Survival. All obligations of Tenant under this Section 10 shall survive the termination of this Lease, by lapse of time or otherwise.

11. DAMAGE OR DESTRUCTION

11.01 Extent of Damage. If, during the Term, more than twenty-five percent (25%) of the Building is damaged or made untenantable by fire or other casualty, cause, condition or thing whatsoever, Landlord may, by written notice to Tenant given within sixty (60) days after such damage, terminate this Lease. Such termination shall become effective as of the date of such damage if the Premises are substantially untenantable, otherwise as of the date thirty (30) days following the service of such notice of termination of this Lease. Unless this Lease is terminated, if the Premises are made partially or wholly untenantable as aforesaid, Landlord, subject to the provisions of this Section 11, shall restore the same at Landlord’s expense with reasonable promptness. If, as a result of a fire or other casualty, the Premises are made partially or wholly untenantable, and if Landlord fails to commence such restoration within ninety (90) days after Landlord is able to take possession of the damaged space in the Premises or fails to reasonably diligently complete the restoration of the Premises, Tenant may terminate this Lease by giving notice thereof to Landlord (i) not later than one hundred twenty (120) days after Landlord is able to take possession if Landlord has not theretofore commenced such restoration or (ii) prior to the substantial completion of such restoration, if Landlord commences such restoration within said ninety (90) day period, but fails to reasonably diligently complete the restoration of the Premises, and such termination shall be effective as of the fifth (5th) day after receipt of said notice by Landlord. In the event of termination of this Lease, Monthly Base Rent and Additional Rent shall be prorated on a per diem basis and paid only to the effective date of such termination. If all of the Premises are untenantable but this Lease is not terminated, all Rent shall abate from the date of the fire or other casualty until the Premises are ready for occupancy and reasonably accessible to Tenant. If part of the Premises is untenantable, Rent shall be prorated on a per diem basis and apportioned in accordance with the part of the Premises which is usable by Tenant until the damaged part is ready for Tenant’s occupancy. In all cases, with respect to Landlord’s obligations under this Section 11, such obligations shall be adjusted and all time periods extended by the period on account of delay caused by adjustment of insurance loss, strikes, governmental approvals, labor difficulties or any cause beyond Landlord’s reasonable control.

11.02 Tenant Repairs. If Landlord repairs and restores the Premises as provided in Section 11.01 above, Landlord shall repair or restore any decorations (excluding personal property), alterations or improvements to the Premises installed or approved by Landlord. Tenant shall be responsible for repair and replacement of trade fixtures, furnishings, equipment, personal property or leasehold improvements belonging to Tenant.

12. EMINENT DOMAIN

12.01 Termination of Lease. In the event that the whole or a substantial part of the Premises shall be condemned or taken in any manner for any public or quasi-public use (or sold under threat of such taking), and as a result thereof, the remainder of the Premises cannot be used for the same purpose as prior to such taking, the Lease shall terminate as of the date possession is taken.

12.02 Partial Condemnation of Premises. If less than a substantial part of the Premises shall be so condemned or taken (or sold under threat thereof) and after such taking the Premises can be used for the same purposes as prior thereto, the Lease shall cease only as to the part so taken as of the date possession shall be taken by such authority, and Tenant shall pay full Rent up to that date (with appropriate refund by Landlord of such Rent attributable to the part so taken as may have been paid in advance for any period subsequent to the date possession is taken) and thereafter Monthly Base Rent and Additional Rent shall be equitably adjusted to reflect the reduction in the Premises by reason of such taking. Landlord shall, at its expense, make all necessary repairs or alterations to the Building so as to constitute the remaining Premises a complete architectural unit, provided that Landlord shall not be obligated to undertake any such repairs or alterations if the cost thereof exceeds the award resulting from such taking.

12.03 Partial Condemnation of Building. If part of the Building shall be so condemned or taken (or sold under threat thereof), or if any adjacent property or street shall be condemned or improved by a public or quasi-public authority in such a manner as to alter the use of any part of the Premises or the Building and, in the opinion of Landlord, the Building or any part thereof should be altered, demolished or restored in such a way as to materially alter the Premises, Landlord may terminate this Lease by notifying Tenant of such termination within sixty (60) days following the taking of possession by such public or quasi-public authority, and this Lease shall expire on the date specified in the notice of termination, which shall be not less than sixty (60) days after the giving of such notice, as fully and completely as if such date were the date hereinbefore set forth as the expiration of the Term, and the Monthly Base Rent and Additional Rent hereunder shall be apportioned as of such date.

12.04 Award. Landlord shall be entitled to receive the entire award normally given to property owners, including the damages for the property taken and damages to the remainder, with respect to any condemnation proceedings affecting the Building. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of the award normally given to property owners, Tenant shall have the right to pursue and receive an award of the type generally given to tenants of buildings subject to condemnation or eminent domain.

13. INDEMNIFICATION

13.01 Indemnification by Tenant. To the extent not expressly prohibited by law, Tenant agrees to hold harmless and indemnify Landlord, its partners, all Mortgagees and all of their respective agents, beneficiaries, partners, officers and employees, against claims and liabilities, including reasonable attorneys’ fees (but only to the extent said claims and liabilities are not cured by the acts or omissions of Landlord or Landlord’s contractors, employees or agents), for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Premises arising from Tenant’s occupancy of the Premises or the conduct of its business, or from activity, work, or thing done, permitted or suffered by Tenant, its employees, agents, guests or invitees in or about the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease or due to any other act or omission of Tenant, its agents or employees. Landlord may, at its option, repair such damage or replace such loss, and Tenant shall upon demand by Landlord reimburse Landlord for the costs of such repairs, replacement and damages in excess of amounts, if any, paid to Landlord under insurance covering such damages. In the event any action or proceeding is brought against Landlord, its partners, any Mortgagee or any of their respective agents, beneficiaries, partners, officers or employees by reason of any such claims, then, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord.

13.02 Indemnification by Landlord. To the extent not expressly prohibited by law, Landlord agrees to hold harmless and indemnify Tenant and all of Tenant’s agents, beneficiaries, partners, officers and employees, against claims and liabilities, including reasonable attorneys’ fees (but only to the extent said claims and liabilities are not caused by the acts or omissions of Tenant or Tenant’s contractors, employees or agents), from any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease or due to any other act or omission of Landlord, its agents or employees. Tenant may, at its option, repair such damage or replace such loss, and Landlord shall upon demand by Tenant reimburse Tenant for the costs of such repairs, replacement and damages in excess of amounts, if any, paid to Tenant under insurance covering such damages. In the event any action or proceeding is brought against Tenant or Tenant’s agents, beneficiaries, partners, officers or employees by reason of any such claims, then, upon notice from Tenant, Landlord covenants to defend such action or proceeding by counsel reasonably satisfactory to Tenant.

13.03 Damage to Building. If any damage to the Building or any equipment or appurtenance therein, whether belonging to Landlord or to other tenants in the Building, results from any act or neglect of Tenant, its agents, employees, guests or invitees, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage, and Tenant shall, upon demand by Landlord, reimburse Landlord the total cost of such repairs and damages to the Building. If Landlord elects not to repair such damage, Tenant shall promptly repair such damages at its own cost. If Tenant occupies space in which there is exterior glass, then Tenant shall be responsible for the damage, breakage or repair of such glass, except to the extent such loss or damage is recoverable under Landlord’s insurance, if any.

14. INSURANCE; WAIVER OF SUBROGATION

14.01 Tenant’s Insurance. Tenant shall procure and maintain at its own cost policies of commercial general public liability and property damage insurance with contractual liability coverage for the agreements of indemnity provided for under this Lease and a broad form general liability endorsement to afford protection with such limits as may be reasonably requested by Landlord from time to time (which as of the date hereof shall be not less than $2,000,000 under a combined single limit of coverage) insuring Landlord and its respective agents, members, officers, and employees and Tenant from all claims, demands or action for injury to or death of any person or persons and for damage to property made by, or on behalf of, any person or persons, firm or corporation, arising from, related to or connected with the Premises. The insurance shall be issued by companies and be in form and substance satisfactory to Landlord and any Mortgagee of the Building and shall include Landlord, and any Mortgagee as additional insureds. The aforesaid insurance policies shall provide that they shall not be subject to cancellation except after at least thirty (30) days’ prior written notice to Landlord and all such Mortgagees (unless such cancellation is due to non-payment of premiums, in which event ten (10) days’ prior written notice shall be required). Certificates of insurance policies shall be delivered to Landlord prior to the commencement of the Term and renewals thereof not less than thirty (30) days prior to the end of the term of each such coverage.

14.02 Casualty. Tenant shall carry insurance of the type typically referred to as “all risk” insurance, including water damage, insuring its interest in the Tenant improvements in the Premises (to the extent not covered by Landlord’s property insurance) and its interest in all its personal property and trade fixtures located on or within the Building, without limitation, its office furniture, equipment and supplies.

14.03 Waiver. Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant each hereby waive all rights of action against the other for loss or damage to the Premises, or the Building and property of Landlord and Tenant in the Building, which loss or damage is insured or is required pursuant to this Lease to be insured by valid and collectible insurance policies to the extent of the proceeds collected or collectible under such insurance policies, subject to the condition that this waiver shall be effective only when the waiver is permitted by such insurance policies or when, by the use of good faith effort, such waiver could have been permitted in the applicable insurance policies. The policies of insurance required to be maintained by Tenant under the terms of this Lease shall contain waiver of subrogation clauses in form and content satisfactory to Landlord.

14.04 Increase of Insurance Rates. Tenant shall not conduct or permit to be conducted by its employees, agents, guests or invitees any activity, or place any equipment in or about the Premises or the Building that will in any way increase the cost of fire insurance or other insurance on the Building. If any increase in the cost of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau, if any, to be due to any activity or equipment of Tenant in or about the Premises or the Building, such statement shall be conclusive evidence that the increase in such cost is due to such activity or equipment and, as a result thereof, Tenant shall be liable for the amount of such increase. Tenant shall reimburse Landlord for such amount upon written demand from Landlord and any such sums shall be considered Additional Rent payable hereunder. Tenant, at its sole expense, shall comply with any and all requirements of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and the Building.

14.05 Landlord’s Insurance. Landlord shall procure and maintain at Landlord’s own cost (i) policies of commercial general public liability with respect to all claims, demands or action for injury to or death of any person or persons and for damage to property and (ii) casualty insurance covering the Building for loss or damage by fire or other casualty in an amount equal to the full replacement value of the Building. The cost for the insurance maintained by Landlord pursuant to this Section 14.05 shall be included in the Total Operating Costs.

15. LANDLORD’S RIGHT OF ACCESS

15.01 Landlord Access. Landlord and its contractors and representatives shall have the right to enter the Premises at all reasonable times to and upon 24 hour notice (except in the case of emergencies), to inspect the same, to make repairs, alterations and improvements, to maintain the Premises and the Building, specifically including, but without limiting the generality of the foregoing, to make repairs, additions or alterations within the Premises to mechanical, electrical and other facilities serving other premises in the Building, to post such reasonable notices as Landlord may desire to protect its rights, to exhibit the Premises to Mortgagees and purchasers, and, during the one hundred eighty (180) days prior to the expiration of the Term, to exhibit the Premises to prospective tenants. In the event the Premises are vacant, Landlord may place upon the doors or in the windows of the Premises any usual or ordinary “To Let”, “To Lease”, or “For Rent” signs. Tenant shall permit Landlord to erect, use, maintain and repair pipes, cables, conduit, plumbing, vents, ducts and wires, in, to and through the Premises to the extent Landlord may now or hereafter deem necessary or appropriate for the property operation, maintenance and repair of the Building and any portion of the Premises.

15.02 Minimize Interference. In exercising its rights under this Section 15, Landlord will use reasonable efforts to minimize any interference with Tenant’s use or occupancy of the Premises, provided that Landlord will not be obligated to provide overtime labor or perform work after regular Building hours.

16. RIGHTS RESERVED TO LANDLORD

16.01 Rights of Landlord. Landlord shall have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business (all claims for damage being hereby waived and released by Tenant) and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for set-offs or abatement of Rent:

(a) To change the name or street address of the Building or the suite number of the Premises;

(b) To install and maintain signs on the exterior and interior of the Building, provided no such sign interfere with Tenant’s signage or Tenant’s exterior design elements to the Building;

(c) To have keys to the Premises;

(d) To grant to anyone the exclusive right to conduct an office, hotel, or residential use or a first class, high quality retail business in the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted by this Lease. No space in the Building shall be used for any purposes other that provided for in the preceding sentence, and no space in the Building shall be used for adult services or adult material;

(e) To make reasonable repairs, additions or alterations to the Building provided no such repairs, additions or alterations shall modify, change or reduce the size or access to the Premises or the Common Areas.

17. TRANSFER OF LANDLORD’S INTEREST;

LIABILITY OF LANDLORD

17.01 Transfer of Landlord’s Interest. Subject to Section 30.03 below, upon any sale, assignment or transfer of the Building by Landlord, other than merely as security, provided the purchaser, assignee or transferee agrees to abide by the provisions of this Lease, Tenant agrees to look solely to the purchaser, assignee or transferee with respect to all matters in connection with this Lease and the transferor Landlord shall be released from any further obligations hereunder.

18. TRANSFER OF TENANT’S INTEREST

18.01 Transfer of Tenant’s Interest. Tenant shall not sell, assign, encumber, mortgage or transfer this Lease or any interest therein, sublet or permit the occupancy or use by others of the Premises or any part thereof, or allow any transfer hereof or any lien upon Tenant’s interest by operation of law or otherwise (collectively, a “Transfer”) without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. Any Transfer which is not in compliance with the provisions of this Section 18, shall, at the option of Landlord, be void and of no force or effect.

18.02 Bankruptcy Assignment. If Tenant individually, or as debtor or debtor in possession or if a trustee in bankruptcy acting on behalf of Tenant pursuant to the Bankruptcy Code, 11 U.S.C. 101 et seq., shall sublet or assign the Premises or any part thereof or assign any interest in this Lease at a rental rate (or additional consideration) in excess of the then current Monthly Base Rent and Additional Rent per rentable square foot, 50% of said excess Rent (or additional consideration) shall be and become the property of Landlord and shall be paid to Landlord as it is received by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant shall be responsible for all actions and neglect of the subtenant and its officers, members, employees, agents, guests and invitees as if such subtenant and such persons were employees of Tenant. Nothing in this Section 18.02 shall be construed to relieve Tenant from the obligation to obtain Landlord’s prior written consent to any proposed sublease or assignment.

18.03 Liability. The consent by Landlord to any Transfer shall not be construed as a waiver or release of Tenant from liability for the performance of all covenants and obligations to be performed by Tenant under this Lease, and Tenant shall remain liable therefor, nor shall the collection or acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Any consent given pursuant to this Section 18 shall not be construed as relieving Tenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting.

18.04 Voluntary Assignment. A withdrawal or change, whether voluntary, involuntary or by operation of law or in one or more transactions, of members owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Section 18. Neither this Lease nor any interest herein nor any estate created thereby shall pass by operation of law or otherwise to any trustee, custodian or receiver in bankruptcy of Tenant or any assignee for the assignment of the benefit of creditors of Tenant.

19. DEFAULT: LANDLORD’S RIGHTS AND REMEDIES

19.01 Default. The occurrence of any one or more of the following matters constitutes a default (“Default”) by Tenant under this Lease:

(a) Failure by Tenant to pay, within five (5) days after the due date, any Rent or any other amounts due and payable by Tenant under this Lease;

(b) Failure by Tenant to cure forthwith, after notice thereof from Landlord or another tenant acquiring knowledge thereof, any hazardous condition that Tenant has created in violation of law or of this Lease;

(c) Failure by Tenant to observe or perform any covenant, agreement, condition or provision not identified in (a) or (b) above of this Lease, if such failure shall continue for thirty (30) days after written notice thereof to Tenant by Landlord (or provided Tenant is diligently pursuing a cure, such longer time as is reasonably necessary to effectuate the cure);

(d) The levy upon execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest;

(e) Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for itself or for all or a part of its property;

(f) Proceedings for the appointment of a trustee, custodian or receiver of Tenant or for all or a part of Tenant’s property are filed against Tenant and are not dismissed within thirty (30) days;

(g) Proceedings in bankruptcy, or other proceedings for relief under any law for the relief of debtors, are instituted by or against Tenant, and, are not dismissed within sixty (60) days thereof;

(h) Tenant shall repeatedly default in the timely payment of Rent or any other charges required to be paid, or shall repeatedly default in keeping, observing or performing any other covenant, agreement, condition or provision of this Lease, whether or not Tenant shall timely cure any such payment or other default. For the purposes of this subsection, the occurrence of similar defaults three times during any twelve month period shall constitute a repeated default.

Any notice periods provided for under this Section 19 shall run concurrently with any statutory notice periods, and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.

19.02 Remedies. If a Default occurs, Landlord shall have the following rights and remedies, which shall be distinct, separate and cumulative, and which may be exercised by Landlord concurrently or consecutively in any combination and which shall not operate to exclude or deprive Landlord of any other right or remedy which Landlord may have in law or equity:

(a) Landlord may terminate this Lease by giving to Tenant notice of Landlord’s intention to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(b) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice but Tenant’s obligations under this Lease shall continue in full force and effect; and

(c) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including injunctive relief and recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

19.03 Vacation of Premises. If Landlord exercises either of the remedies provided for in subparagraphs (a) and (b) of Section 19, Tenant shall surrender possession and vacate the Premises immediately and deliver possession thereof to Landlord, and Landlord may then, or at any time thereafter, re-enter and take complete and peaceful possession of the Premises, full and complete license so to do being granted to Landlord, and Landlord may remove all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right even to Landlord hereunder or by operation of law.

19.04 Non-Release of Tenant. If Landlord terminates the right of tenant to possession of the Premises without terminating this Lease, such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent hereunder for the full stated Term, and Landlord shall have the right to immediate recovery of all such amounts. Alternatively, at Landlord’s option, Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Monthly Base Rent and Additional Rent and any other sums then due under this Lease during the period from the date of such notice of termination of possession to the end of the Term. Landlord may file suit from time to time to recover any such sums and no suit or recovery by Landlord of any such sums or portion thereof shall be a defense to any subsequent suit brought for any other sums due under this Lease. Alternatively, if Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant all Monthly Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant hereunder. In addition, Landlord shall be entitled to recover, as damages for loss of the benefit of its bargain and not as a penalty, the sum of (x) the unamortized cost to Landlord, computed and determined in accordance with generally accepted accounting principles, of any tenant improvements provided by Landlord at its expense, (y) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate Monthly Base Rent and Additional Rent (as reasonably estimated by Landlord) for the remainder of the Term over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term, immediately prior to such termination, such present worth to be computed in each case on the basis of a three percent (3%) per annum discount from the respective dates upon which rentals would have been payable hereunder had the Term not been terminated, and (z) any damages in addition thereto, including reasonable attorneys’ fees and court costs, which Landlord shall have sustained by reason of the breach of any of the covenants of this Lease other than for the payment of Rent.

19.05 Releasing. In the event Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease as aforesaid, Landlord shall use commercially reasonable efforts to relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord in Landlord’s sole discretion shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by tenant relative to such reletting and may give the leasing of any unleased space in the Building priority over the reletting of the Premises. Also, in any such event, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable, and, in connection herewith, change the locks to the Premises, and Tenant shall upon demand pay the cost thereof together with Landlord’s expenses of reletting. Landlord may collect the rents from any such reletting and apply the same first to the payment of the expenses of reentry, redecoration, repair and alterations and the expense of reletting (including without limitation brokers’ commissions and attorneys’ fees) and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent as the same theretofore became or thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong solely to Landlord. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant, an election on Landlord’s part to terminate this Lease or an acceptance of a surrender of this Lease, unless a written notice of such intention be given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder. Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

19.06 Removal Property. All property removed from the Premises by Landlord pursuant to any provisions of this Lease or of law shall be handled, removed or stored by Landlord at the cost, expense and risk of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord upon demand for all expenses incurred by Landlord in such removal and storage.

19.07 Attorney’s Fees. Tenant shall pay all costs, charges and expenses, including court costs and reasonable attorneys’ fees incurred by Landlord in enforcing Tenant’s obligations under this Lease, in the exercise by Landlord of any of its remedies in the event of a default, in any litigation, negotiations or transactions in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned, or in consideration of any request for approval of or consent to any action by Tenant which is prohibited by this Lease or which may be done only with Landlord’s approval or consent, whether or not such approval or consent is given.

19.08 Remedies Cumulative. All of Landlord’s rights and remedies under this Lease shall be cumulative with and in addition to any and all rights and remedies which Landlord may have at law or equity. Any specific remedy provided for in any provision of this Lease shall not preclude the concurrent or consecutive exercise of a remedy provided for in any other provision hereof.

19.09 Default by Landlord. If Landlord fails to observe or perform any covenant, agreement, condition or provision of this Lease and said failure shall continue for thirty (30) days after written notice thereof to Landlord by Tenant (or provided Landlord is diligently pursuing a cure, such longer time as is reasonably necessary to effectuate a cure), then Landlord shall be in default under this Lease and Tenant shall, at Tenant’s option, have the right to (a) cure Landlord’s default at Tenant’s expense and charge Landlord for the cost of the cure, and if Landlord does not reimburse Tenant for the cost of the cure within thirty (30) days after Landlord’s receipt of a written invoice that reasonably documents Tenant’s costs to cure Landlord’s default, Tenant shall have the right, with notice to Landlord, to off-set the cost of the cure against Monthly Base Rent otherwise due under this Lease, and/or (b) pursue any other remedies available to Tenant under this Lease, at law or in equity.

20. INDEMNIFICATION; COUNTERCLAIMS

If any person not a party to this Lease shall institute an action against Tenant or arising out of any act or omission of Tenant, in which Landlord, any mortgagee or any of their respective beneficiaries, partners, officers, employees, agents or servants (collectively, “Indemnified Persons”) shall be made a party, Tenant shall indemnify and hold harmless all such Indemnified Persons from all liabilities by reason thereof, including reasonable attorneys’ fees and other costs incurred by the Indemnified Persons in such action.

21. PAYMENT OF REAL ESTATE TAXES AND OTHER DELINQUENCIES

21.01 Payment of Real Estate Taxes. Within sixty (60) days of the execution of this Lease, Landlord shall provide Tenant with written evidence that all Real Estate Taxes for the year 2010 have been paid in full. The 2009 Real Estate Taxes have been paid in full.

21.02 Intentionally Deleted.

22. HOLDING OVER

If Tenant retains possession of the Premises or any part thereof after the termination of the Term or any extension thereof, by lapse of time or otherwise, Tenant, unless Landlord otherwise elects, shall become a tenant at sufferance and shall pay Landlord monthly rent, at double the rate of Monthly Base Rent and Additional Rent in effect for the month immediately preceding said holding over, computed on a per month basis, for each month or part thereof (without reduction for any such partial month) that Tenant thus remains in possession. Tenant agrees to indemnify and hold Landlord harmless from and against any and all losses, costs, damages, expenses, claims and liabilities incurred or sustained by Landlord as a result of retention of possession of the Premises by Tenant. The provisions of this Section 23 do not exclude Landlord’s right of reentry or any other right hereunder.

23. ESTOPPEL CERTIFICATE

Tenant agrees that from time to time, upon not less than fifteen (15) days’ prior written request by Landlord, Tenant will, and Tenant will cause any subtenant, licensee, concessionaire or other occupant of the Premises to, promptly complete, execute and deliver to Landlord or any party or parties designated by Landlord a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same are in full force and effect as modified and identifying the modifications); (ii) the dates to which the Rent and other charges have been paid; (iii) that the Premises have been unconditionally accepted by Tenant (or if not, stating with particularity the reasons why the Premises have not been unconditionally accepted); (iv) the amount of any Security Deposit held hereunder; (v) that, so far as the party making the certificate knows, Landlord is not in default under any provisions of this Lease, if such is the case, and if not, identifying all defaults with particularity; and (vi) any other matter reasonably requested by Landlord. Any purchaser or Mortgagee of any interest in the Building shall be entitled to rely on said statement. Failure to give such a statement within fifteen (15) days after said written request shall be conclusive evidence, upon which Landlord and any such purchaser or Mortgagee shall be entitled to rely, that this Lease is in full force and effect and Landlord is not in default and Tenant shall be estopped from asserting against Landlord or any such purchaser or Mortgagee any defaults of Landlord existing at that time but Tenant shall not thereby be relieved of the affirmative obligation to give such statement.

24. NOTICES AND DEMANDS

All notices, demands, approvals, consents, requests for approval or consent or other writings in this Lease provided to be given, made or sent by either party hereto to the other (“Notice”) shall be in writing and shall be deemed to have been fully given, made or sent when made by personal delivery or two (2) business days after deposit in the United States mail, certified or registered and postage prepaid and properly addressed as follows or one (1) day after deposited for overnight delivery by FedEx, UPS or a similar commercial delivery service which tracks delivery status of letters:

To Landlord:	To Landlord at the address set forth in Section 1.01.

To Tenant:	(i)	If any Notice is to be given Tenant prior to occupancy, to the address set forth in Section 1.02.

	(ii)	If any Notice is to be given Tenant after occupancy, to the Premises; provided, however, if the Premises shall have been vacated, Notice may be posted on the door to the Premises with a copy to Jeffrey J. Femrite at Godfrey & Kahn.

The address to which any Notice should be given, made or sent to either party may be changed by written notice given by such party as above provided.

25. CONSTRUCTION OF LEASE

Section and Subsection headings in this Lease are for convenience only and are not to be construed as part of this Lease or in any way defining, limiting, amplifying, construing, or describing the provisions hereof. Time is of the essence of this Lease and every term, covenant and condition hereof. This Lease contains and embodies the entire agreement of the parties hereto, and no representation, inducements or agreements, oral or otherwise, not contained in this Lease shall be of any force or effect. This Lease may not be modified in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

26. REAL ESTATE BROKERS

Tenant represents and warrants unto Landlord that Tenant has not directly dealt with any broker other than The Tom Didier Team- RE/MAX United. Landlord shall be responsible for the payment of brokerage fees to The Tom Didier Team – RE/MAX United in accordance with this Lease.

27. ENVIRONMENTAL COMPLIANCE

During the Term of the Lease, Tenant shall fully comply with any laws or rules and regulations promulgated thereunder relating to the Premises and Tenant’s use thereof, including, but not limited to, Occupational Safety and Health Act, 29 U.S.C. Sections 651, et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, 42 U.S.C. Sections 7901, et seq.; the Clean Water Act, 33 U.S.C. Sections 1251, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the 1986 Superfund Amendments and Reauthorization Act, 42 U.S.C. Sections 9601, et seq.; the National Environmental Policy Act, 42 U.S.C. Sections 4231, et seq.; the Refuse Act, 33 U.S.C. Sections 407, et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300(f), et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq.; or any other federal, state or local law, ordinance or regulation promulgated under any of those statutes and any amendments thereto, as well as applicable Department of Transportation regulations (collectively, the “Environmental Laws”). Tenant shall notify Landlord immediately if Tenant receives any notice of noncompliance with any Environmental Laws or rules and regulations promulgated thereunder, including, but not limited to, those enumerated above. Tenant shall not cause or permit its business in the Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process hazardous substances, or other dangerous or toxic substances, or solid waste, except in compliance with all applicable federal, state and local laws or regulations. Tenant shall notify Landlord immediately if Tenant learns of any non-compliance or of any facts (such as the existence of any release or the threat of release of hazardous substances at, on, from or beneath the surface of the Premises) which could give rise to a claim of non-compliance with such Environmental Laws or rules and regulations promulgated thereunder.

28. MISCELLANEOUS

28.01 Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the State of Wisconsin.

28.02 Late Charges. At the option of Landlord, Landlord may impose a late payment fee equal to $100.00 per day if any payment of Rent is paid more than ten (10) days after its due date. In addition, any amount due hereunder shall bear interest after default in the payment thereof at the annual rate of twelve percent (12%).

28.03 Non-Waiver of Defaults. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and in that event only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease will in any way alter the length of the Term or Tenant’s right of possession hereunder or, after the giving of any notice, shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of Rent shall not waive or affect said notice, suit or judgment, nor shall any such payment be deemed to be other than on account of the amount due, nor shall the acceptance of Rent be deemed a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction. Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance due of any installment or payment of Rent or pursue any other remedies available to Landlord with respect to any existing Defaults. None of the terms, covenants or conditions of this Lease can be waived by either Landlord or Tenant except by appropriate written instrument.

28.04 Force Majeure. Neither Landlord nor Tenant shall not be deemed in default with respect to the failure to perform any of the terms, covenants and conditions of this Lease if such failure is due in whole or in part to any strike, lockout, labor dispute (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by the other (or the other’s agents, employees, guests or invitees), acts of other tenants or occupants of the Building or any other cause beyond their reasonable control. In such event, the time for performance shall be extended by an amount of time equal to the period of the delay so caused.

28.05 Landlord’s Right to Perform Tenant’s Duties. If Tenant fails timely to perform any of its duties under this Lease, Landlord shall have the right (but not the obligation), after the expiration of any grace period specifically provided by this Lease, to perform such duty on behalf and at the expense of Tenant without further notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be Additional Rent under this Lease and shall be due and payable to Landlord upon demand by Landlord.

28.06 Survival of Obligations. Obligations not fully performed at the expiration of the Term or earlier termination of this Lease shall survive such expiration or termination.

28.07 Parking.

(a) Pursuant to a parking lot agreement (the “Parking Agreement”) by and between Landlord and the owner of the Holiday Inn located near the Premises (i) Landlord has the right to use up to sixty (60) parking spaces in the parking lot located to the south of the Building, immediately across Grand Avenue (the “Parking Lot”), and (ii) Landlord is responsible for one-half (50%) of all costs associated with or related to the care and maintenance, repair and replacement of the Parking Lot and fifty percent (50%) of the insurance costs and real estate taxes for the Parking Lot. Tenant acknowledges that the insurance, real estate taxes, maintenance, repair and replacement cost for the Parking Lot shall be included in the Total Operating Costs. The second floor tenant of the Building, Franklin Energy, LLC, uses up to twenty-six (26) parking spaces in the Parking Lot and Landlord will use its reasonable efforts to limit Franklin Energy, LLC use to no more than twenty-six (26) spaces.

(b) Landlord grants to Tenant and to Tenant’s customers, the non-exclusive right to use any spaces in the Parking Lot at all times during the Term. Tenant agrees to observe and promote reasonable safety precautions in the use of the Parking Lot, and shall at all times abide by all reasonable rules and regulations promulgated by Landlord governing the use of the Parking Lot. It is understood and agreed that Landlord does not assume any responsibility for any damage or loss to any automobiles parked in the Parking Lot or to any personal property located therein, or for any injury sustained by any person in or about the Parking Lot.

28.08 Work Letter and Exhibits. Tenant shall be solely responsible for the construction and payment for any other improvements required or necessary for Tenant’s occupancy of the Premises. Exhibits attached hereto are hereby incorporated in this Lease by reference and all terms and conditions of this Lease shall apply to the provisions set forth in such Exhibits.

28.09 Smith Bros. Coffee Shop. Upon execution of this Lease Port Coffee, LLC and Tenant shall execute an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which the Tenant shall close on the purchase the assets of Smith Bros. Coffee Shop on February 15, 2012. Landlord shall cause Port Coffee, LLC to comply with the terms of the Asset Purchase Agreement.

29. LIMITATION OF LIABILITY

In consideration of the benefits accruing hereunder, Tenant and all successors and assigns of Tenant covenants and agree that, anything contained herein to the contrary notwithstanding, the obligations under this Lease do not constitute personal obligations of the individual partners, directors, officers or shareholders of Landlord, or the partners, directors, officers or shareholders of the partners of Landlord. Any claim based on or in respect to any liability of Landlord under this Lease shall be enforced only against the Building and not against any other assets, properties or funds of: (1) Landlord or any director, officer, general partner, limited partner, employee or agent of Landlord or its general partners (or any legal representative, heir, estate, successor or assign thereof); (2) any predecessor or successor partnership or corporation (or other entity) of Landlord or its general partners, either directly or through Landlord or its predecessor or successor partnership or corporation (or other entity) of Landlord or its general partners; and (3) any other person or entity. Tenant further agrees that each of the foregoing provisions shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.

30. RENEWAL OPTION

Landlord hereby grants to Tenant the option to extend the initial Lease Term on the same terms, conditions and provisions as contained in this Lease, except as otherwise provided herein, for one (1) consecutive period of five (5) years, (the “Option Period”).

(a) Tenant’s option to extend shall be exercisable by written notice from Tenant to Landlord given no later than twelve (12) months prior to the expiration of the then existing Lease Term, time being of the essence.

(b) Monthly Base Rent shall be payable in the following amounts during the Option Period:

Period	Monthly Base Rent	Annual Base Rent
Months 1-12	$11,946.33	$143,355.96
Months 13-24	$12,185.25	$146,223.00
Months 25-36	$12,468.96	$149,627.52
Months 37-48	$12,677.54	$152,130.48
Months 49-60	$12,931.96	$155,183.52

(c) Tenant may only exercise its option to extend, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise and at the commencement of an Option Period, this Lease is in full force and effect and no Default has occurred under this Lease.

30.02 Contingency. Tenant’s obligations under this Lease are contingent upon Tenant securing confirmation that (i) Landlord has secured the City’s approval of the reconfiguration and reconstruction of the City’s streets adjacent to the Building, in a design acceptable to Landlord and Tenant, in their reasonable discretion, that will allow for a “loading zone” that will serve the Premises at all times during the Term, (ii) the City has reconfigured and reconstructed the City’s streets adjacent to the Building using a design acceptable to Tenant and Landlord to allow for the “loading zone” in the manner described in Section 30.02(i), (iii) Landlord has secured approval from the City for the Landlord to construct a “dumpster corral,” to be designed, constructed and located in a manner acceptable to Landlord and Tenant, in their reasonable discretion, on the City’s Parking Lot, (iv) Landlord has constructed, at Landlord’s expense, the

“dumpster corral” described in Section 30.02(iii) in a manner acceptable to Tenant, in Tenant’s reasonable discretion, (v) Tenant shall be able to secure Landlord’s and the City’s approval of all exterior signage and exterior design elements on the Building that are acceptable to Landlord, Tenant and the City. If Tenant cannot satisfy all of the contingencies described in this Section 30.02 by July 1, 2012, Tenant shall have the right, by delivery of written notice of termination to Landlord, to terminate this Lease, in which event this Lease will terminate and the parties will have no further obligations hereunder. The “dumpster coral” shall be approximately located as described on attached Exhibit C.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD: LDC-728 MILWAUKEE, LLC A Wisconsin limited liability company

By:	/s/ Thomas P. DeMuth
Name:	Thomas P. DeMuth
Title:	Member

Date:	January 20, 2012

TENANT: DULUTH HOLDINGS, INC.

By:	/s/ Steve Schlecht
Name:	Steve Schlecht
Title:	CEO

Date:

EXHIBIT A

FLOOR PLAN OF PREMISES

[Renderings Omitted]

EXHIBIT B

WORK LETTER

1.	This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the preparation of the Premises for Tenant’s initial occupancy. All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as “Landlord’s Work”. All other work not described below in Section 2 and necessary for Tenant’s occupancy of the Premises shall be performed by Tenant at Tenant’s sole cost and expense and shall be the “Tenant’s Work.”

2.	Landlords Work shall include only the following items:

2.1	Installation of an HVAC system to service the Premises based upon Tenant’s use of the Premises as a retail space and no other assumed use. Landlord shall extend duct work to a single location in the Premises and Tenant shall be responsible for the work and the cost and expense necessary to distribute the hot and cold air throughout the Premises.

2.2	Extension of a main circuit panel to a single location in Tenant’s space as indicated by Tenant. Tenant shall be responsible for the work and the cost and expense of distributing the electrical service in the Premises.

2.3	Sub-metering of the water to the Premises.

2.4	Stubbing water piping and waste plumbing to locations specified by Tenant.

2.5	Repairs to the Boardwalk, fascia board on the exterior of the Building and repairs to the exterior lighting servicing the Building.

2.6	Construct “dumpster corral” and related landscaping in Parking Lot.

3.	Provided Tenant has completed the Tenant’s Work, Landlord shall reimburse Tenant on or before October 1, 2012 for $105,000 spent by Tenant for Tenant’s Work on the interior of the Premises and $20,000 spent by Tenant on exterior alterations required to accommodate Tenant operations. If Tenant completes Tenant’s Work after October 1, 2012, Landlord shall reimburse Tenant in accordance with the previous sentence on the date Tenant’s Work is completed.

[END OF EXHIBIT B]

EXHIBIT C

TENANT’S “BUILD-OUT” PLANS FOR PREMISES

[Renderings Omitted]